Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER 2010 FINANCIAL RESULTS

New York, New York, May 3, 2010 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three months ended March 31, 2010.

The following financial review discusses the results for the three months ended March 31, 2010 and March 31, 2009.

First Quarter 2010 and Year-to-Date Highlights

•	Recorded net income of $33.5 million, or $1.07 basic and $1.06 diluted earnings per share attributable to Genco’s shareholders for the first quarter;

•	Signed one year time charter agreements for two Capesize, two Panamax, two Supramax, and two Handymax vessels;

o	Genco Claudius, a 2010 built Capesize vessel, with Cargill International S.A. for approximately 10.5 to 13.5 months at $36,000 per day
o	Genco Augustus, a 2007 built Capesize vessel, with Cargill International S.A. for approximately 10.5 to 12.5 months at $39,000 per day
o	Genco Knight, a 1999 built Panamax vessel, with Swissmarine Services S.A. for approximately 11 to 13.5 months at $25,000 per day
o	Genco Vigour, a 1999 built Panamax vessel, with Global Maritime Investments Ltd. for approximately 11 to 13.5 months at $24,000 per day
o	Genco Hunter, a 2007 built Supramax vessel, with Pacific Basin Chartering Ltd. for approximately 11 to 13.5 months at $21,750 per day
o	Genco Predator, a 2005 built Supramax vessel, with Pacific Basin Chartering Ltd. for approximately 11 to 13.5 months at $22,500 per day
o	Genco Muse, a 2001 built Handymax vessel, with Global Maritime Investments Ltd. for approximately 10.5 to 13.5 months at $17,750 per day
o	Genco Marine, a 1996 built Handymax vessel, with STX Panocean for approximately 11 to 13.5 months at $20,000 per day

•	Completed Baltic Trading Limited’s IPO, raising net proceeds of $210.3 million.

Financial Review: 2010 First Quarter

The Company recorded net income for the first quarter of 2010 of $33.5 million, or $1.07 basic and $1.06 diluted earnings per share attributable to Genco shareholders. Comparatively, for the three months ended March 31, 2009, our net income was $41.2 million or $1.32 basic and diluted earnings per share.

EBITDA was $73.6 million for the three months ended March 31, 2010 versus $76.1 million for the three months ended March 31, 2009.

Robert Gerald Buchanan, President, commented, “During the first quarter of 2010, Genco delivered strong results for shareholders as management continues to execute the Company’s time charter strategy. Consistent with our approach to capitalize on a rising freight rate environment, we secured a total of eight vessels on attractive time charters with high credit quality counterparties in the first quarter and year to date. Currently, excluding Baltic Trading Limited’s fleet, we have approximately 67% of our fleet’s available days locked away on time charters for the remainder of 2010. As we remain focused on further expanding our sizeable contracted revenue streams, we plan to continue to provide our world-class customers with service that meets or exceeds the highest industry standards.”

Genco Shipping & Trading Limited’s revenues decreased 2.0% to $94.7 million for the three months ended March 31, 2010 versus $96.7 million for the three months ended March 31, 2009 due to lower charter rates achieved for some of our vessels offset by the increase in the size of our fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased 8.9% to $30,248 per day for the three months ended March 31, 2010 compared to $33,203 per day for the three months ended March 31, 2009. The decrease in TCE rates resulted from lower charter rates achieved in the first quarter of 2010 versus the first quarter of 2009 for nineteen of the vessels in our fleet offset by higher charter rates for thirteen of the vessels in our fleet.

Total operating expenses increased to $46.3 million for the three months ended March 31, 2010 from $41.5 million for the three month period ended March 31, 2009.  Higher vessel operating expenses, general, administrative and management fees and depreciation and amortization were recorded in the 2010 period related to the operation of a larger fleet. Vessel operating expenses were $14.9 million for the first quarter of 2010 compared to $14.2 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet and higher expenses related to repairs for the first quarter of 2010 versus the same period last year.

Depreciation and amortization expenses increased to $24.8 million for the first quarter of 2010 from $20.9 million for the first quarter of 2009 as a result of the growth of our fleet. General, administrative and management fees increased to $5.8 million from $4.8 million during the comparative periods due to costs associated with Baltic Trading Limited as well as slightly higher management fees.

Daily vessel operating expenses, or DVOE, decreased to $4,726 per vessel per day during the first quarter of 2009 from $4,931 for the same quarter last year due to lower costs associated with insurance and stores and supplies, offset by higher repair costs. Daily vessel operating expenses year to date have been below budget due to the timing of purchases of spare parts, as well as lower than anticipated crew and insurance costs. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our 2010 DVOE budget, excluding Baltic Trading’s vessels, is $5,350 per vessel per day on a weighted average basis.

John C. Wobensmith, Chief Financial Officer, commented, “During the first quarter, Genco maintained its focus on strengthening its financial position, readying the Company for future growth. As we continue to generate sizeable cash flows from our modern, high-quality fleet, management remains committed to actively consolidating the drybulk industry as we have consistently done in the past. In seeking to capitalize on attractive acquisition opportunities that further strengthen Genco’s industry leadership and expand the Company’s earnings power, we will maintain our prudent approach by adhering to a strict set of return criteria related to earnings and cash flow accretion as well as return on capital hurdles.”

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2010 and 2009 was $55.0 million and $55.5 million, respectively. The slight decrease in cash provided by operating activities was primarily due to changes in cash flows related to operating activities surrounding due from charters, prepaid expenses, accounts payable and deferred drydocking costs incurred.

Net cash used in investing activities for the three months ended March 31, 2010 and 2009 was $36.4 million and $1.2 million, respectively.  The increase was primarily due to more cash used for deposits on vessels relating to the purchase of Baltic Trading’s initial fleet. For the three months ended March 31, 2010, cash used in investing activities primarily related to the deposit on vessels in the amount of $35.6 million. For the three months ended March 31, 2009, cash used in investing activities primarily related to deposits on vessels to be acquired of $0.7 million.

Net cash provided by (used in) financing activities was $198.6 million during the three months ended March 31, 2010 as compared to $(3.4) million during the three months ended March 31, 2009. The $202.1 million increase in net cash provided by financing activities was primarily due to the proceeds from the issuance of common stock in the amount of $214.5 million from the initial public offering for Baltic Trading Limited that was completed on March 15, 2010. Cash provided by financing activities was also offset by the $12.5 million repayment of debt under the 2007 Credit Facility, $3.1 million for payments of common stock issuance costs, and $0.3 million of deferred financing costs. For the same period last year, net cash used in financing activities consisted of a $3.4 million payment of deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. We currently own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt.  In addition, after the delivery of four vessels expected in May and October 2010, our subsidiary Baltic Trading Limited will own a fleet of six drybulk vessels, consisting of two Capesize and four Supramax vessels with an aggregate carrying capacity of approximately 566,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet. We estimate that two of our vessels will be drydocked in the second quarter of 2010 and an additional four vessels will be drydocked in the remainder of 2010. We further anticipate that eight of our vessels will be drydocked in 2011.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2011 to be:

	Q2 2010	Q3-Q4 2010	2011
Estimated Costs (1)	$1.3 million	$2.3 million	$5.6 million
Estimated Offhire Days (2)	40	80	160

 (1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Augustus, Cavalier and Prosperity completed their drydockings during the first quarter of 2010 at a cumulative cost of approximately $1.6 million. The vessels were on planned offhire for 37 days in connection with their scheduled drydockings.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended
	March 31, 2010	March 31, 2009
	(Dollars in thousands, except share and per share data)

	(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 94,681	$ 96,650

Operating expenses:
Voyage expenses	737	1,579
Vessel operating expenses	14,887	14,202
General, administrative and management fees	5,797	4,772
Depreciation and amortization	24,834	20,949
Total operating expenses	46,255	41,502

Operating income	48,426	55,148

Other (expense) income:
Other income	29	18
Interest income	76	23
Interest expense	(15,430)	(13,948)
Other (expense):	(15,325)	(13,907)

Net income	33,101	41,241

Less: Net loss attributable to noncontrolling interest	(349)	-

Net Income attributable to Genco Shipping & Trading Limited	$ 33,450	$ 41,241

Earnings per share - basic	$ 1.07	$ 1.32

Earnings per share - diluted	$ 1.06	$ 1.32

Weighted average shares outstanding - basic	31,405,798	31,260,482

Weighted average shares outstanding - diluted	31,543,465	31,351,390

	March 31, 2010	December 31, 2009
BALANCE SHEET DATA:	(unaudited)
Cash & cash equivalents (including restricted cash)	$ 422,983	$ 205,767
Current assets, including cash	437,055	218,068
Total assets	2,570,279	2,336,802
Current liabilities (including current portion of long-term debt)	80,379	79,013
Total long-term debt (including current portion)	1,314,500	1,327,000
Shareholders' equity (includes $212.8 million of non-controlling interest)	1,174,157	928,925

	Three Months Ended
	March 31, 2010	March 31, 2009
	(unaudited)

Net cash provided by operating activities	$ 54,993	$ 55,486
Net cash used in investing activities	(36,419)	(1,213)
Net cash provided by (used in) financing activities	198,642	(3,444)

	Three Months Ended
	March 31, 2010	March 31, 2009
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Income attributable to Genco Shipping & Trading Limited	$ 33,450	$ 41,241
+ Net interest expense	15,354	13,925
+ Depreciation and amortization	24,834	20,949
EBITDA(1)	73,638	76,115

	Three Months Ended
	March 31, 2010	March 31, 2009
FLEET DATA: (excluding Baltic Trading Limited)	(unaudited)
Total number of vessels at end of period	35	32
Average number of vessels (2)	35.0	32.0
Total ownership days for fleet (3)	3,150	2,880
Total available days for fleet (4)	3,106	2,863
Total operating days for fleet (5)	3,093	2,816
Fleet utilization (6)	99.6%	98.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$ 30,248	$ 33,203
Daily vessel operating expenses per vessel (8)	4,726	4,931

(1) EBITDA represents net income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, Genco Shipping & Trading Limited currently owns a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of May 3, 2010, the average age of our current fleet was 7.2 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2010	39,000
Genco Tiberius	2007	Cargill International S.A.	June 2010	38,000
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(4)	46,250
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(4)
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(4)
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000
Genco Maximus	2009	Cargill International S.A.	June 2010	32,000
Genco Claudius	2010	Cargill International S.A.	November 2010	36,000

Panamax Vessels
Genco Beauty	1999	LD Commodities Suisse, Geneva	May 2010	19,125
Genco Knight	1999	Swissmarine Services S.A.	March 2011	25,000
Genco Leader	1999	Klaveness Chartering	December 2010	20,000
Genco Vigour	1999	Global Maritime Investments Ltd.	November 2010	24,000
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800
Genco Thunder	2007	Klaveness Chartering	June 2010	20,000

Supramax Vessels
Genco Predator	2005	Bulkhandling Handymax A/S Pacific Basin Chartering Ltd.	May 2010 April 2011	Spot(5) 22,500
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750
Genco Hunter	2007	Pacific Basin Chartering Ltd.	February 2011	21,750
Genco Cavalier	2007	Clipper Bulk Shipping NV	June 2010	20,000

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(6)
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000

Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500
Genco Marine	1996	STX Pan Ocean Co. Ltd.	May 2010 April 2011	15,500 20,000
Genco Muse	2001	Global Maritime Investments Ltd.	December 2010	17,750

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2010	Spot(7)
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2010	Spot(7)
Genco Progress	1999	Lauritzen Bulkers A/S	May 2011	Spot(7)
Genco Reliance	1999	Lauritzen Bulkers A/S	May 2011	Spot(7)
Genco Sugar	1998	Lauritzen Bulkers A/S	May 2011	Spot(7)
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions generally ranging from 1.25% to 5.00%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  The minimum remaining term for the Genco Tiberius expired on January 13, 2010, the Genco London expires on August 30, 2010 and the Genco Titus on September 16, 2011 at which point the respective liabilities are amortized to zero and the vessels begin earning the “Cash Daily Rate”. For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(5) We entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate. In addition to a 1.25% third-party brokerage commission, the charter party calls for a management fee.
(6) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(7) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt. In addition, after the delivery of four vessels expected in May and October 2010, our subsidiary Baltic Trading Limited will own a fleet of six drybulk vessels, consisting of two Capesize and four Supramax vessels with an aggregate carrying capacity of approximately 566,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Tuesday, May 4, 2010 at 8:30 a.m. Eastern Time, to discuss its 2010 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 503-8175 or (719) 325-2112 and enter passcode 3803427.  A replay of the conference call can also be accessed available through Monday, May 17, 2010 at (888) 203-1112 or (719) 457-0820 and entering the passcode 3803427. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative fees; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the Company’s acquisition or disposition of vessels; (x) the completion of definitive documentation with respect to charters; (xi) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2009 and its reports on Form 10-Q and Form 8-K.